QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report: March 31, 2004

VITACUBE SYSTEMS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA
(State of Incorporation)

333-56250	84-1575085
(Commission File No.)	(I.R.S. Employer Identification Number)

480 South Holly Street, Denver, CO	80246
(Address of Principal Executive Offices)	(Zip Code)

(303) 316-8577
(Registrant's Telephone Number)

Item 5. Other Events and Regulation FD Disclosure

        On March 31, 2004, VitaCube Systems Holdings, Inc. completed the initial closing of a best efforts, $2.3 million minimum, private placement of its common stock (the "Offering"). The Company sold 7,689,750 shares of its common stock for an aggregate cash purchase price of $2,306,924. A final closing is expected in mid-April. VitaCube will use the proceeds from the Offering to initiate and advance its newly launched Network Marketing division and for working capital and general corporate purposes.

        VitaCube issued these shares in reliance on the exemption from registration provided in Section 4(2) and Regulation D and Regulation S of the Securities Act of 1933, as amended (the "Act"). The Offering was made solely to "accredited investors" as defined in Regulation D under the Act. No form of general solicitation or general advertisement was used in connection with the Offering. VitaCube and each investor entered into a stock purchase agreement with respect to the acquisition of the stock. The agreement included representations received from the investor, concerning their intent to acquire the securities for investment only and not with a view toward distribution and establishing their status as accredited investors. The agreement also disclosed that the securities being acquired had not been registered under the Act and that that future disposition of the securities is restricted except in compliance with the Act and state securities laws. VitaCube will file a Form D with respect to the Offering with the Securities and Exchange Commission within the time period required by Regulation D of the Act.

        VitaCube agreed to file a registration statement relating to the resale of the common stock purchased by the investors in the Offering, within 90 days of the first closing. VitaCube also agreed to include in the registration statement the resale of the shares of common stock underlying the warrant issued to the placement agent.

        MDB Capital Group, LLC acted as placement agent and investment banker in the Offering. For the sale of 7,666,666 shares in the Offering, MDB will receive a fee of a warrant to purchase 2 million shares of common stock of VitaCube at $.30 per share, for a period of five years. The number of shares underlying the warrant will be proportionately increased for any shares of common stock sold in the Offering in excess of 7,666,666 shares. The exact number of shares subject to the warrant will be determined at the final closing. The shares underlying the warrant will be registered with the shares sold in the Offering. MDB is also entitled to reimbursement for its out-of-pocket expenses.

        In connection with the initial closing and as a condition to closing of the Offering:

          (a)   Sanford D. Greenberg, a director, CEO and president of VitaCube converted $500,000 of principal and $63,674 of accrued interest on a long term subordinated loan and a bridge loan into 1,878,913 shares of common stock at a conversion price of $.30 per share;

          (b)   Warren Cohen, a director of VitaCube, converted $1,335,861 of principal and $187,094 of accrued interest on a long term subordinated loan into 5,076,517 shares of common stock at a conversion price of $.30 per share;

          (c)   another creditor agreed to convert $100,000 of debt into 333,333 shares of common stock;

          (d)   the officers, directors and 5% shareholders of VitaCube agreed to a lock-up agreement; and

          (e)   VitaCube and Sanford D. Greenberg entered into an employment agreement, effective as of April 1, 2004.

        Mr. Greenberg's employment agreement provides for his employment as chief executive officer and president of VitaCube. Mr. Greenberg will receive a salary of $150,000 per year and may receive bonuses in such amount as determined by the board. Mr. Greenberg will also be eligible to participate in bonuses on the same basis as other executives under any executive bonus plan adopted by VitaCube. Either party may terminate the agreement upon 30 days prior written notice. Additionally, Mr. Greenberg may be terminated for "just cause" as defined in the Agreement upon one business day prior written notice. If Mr. Greenberg is terminated by VitaCube without just cause he is entitled to two years salary payable over 24 months.

        Pursuant to his employment agreement Mr. Greenberg also receive stock options to purchase 4 million shares of common stock of VitaCube at $.60 per share. The options vest over 4 years provided that Mr. Greenberg is still employed by VitaCube and are exercisable for 5 years after vesting. If Mr. Greenberg is terminated without just cause all his unvested options vest and are exercisable for a period of 5 years from the date of termination. If Mr. Greenberg is terminated for just cause all unexercised options terminate as of his date of termination.

        The effect of the initial closing and conversion of debt into equity was to increase VitaCube's capital by over $4,300,000, reduce VitaCube's liabilities to approximately $700,000 (consisting solely of accounts payable), and increase VitaCube's cash position by approximately $2,300,000.

Item 7. Financial Statements and Exhibits

  (c)
  Exhibits

          10.1 Employment Agreement between the Company and Sanford D. Greenberg effective April 1, 2004.

          10.2 Stock Option Agreement between the Company and Sanford D. Greenberg effective April 1, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: April 2, 2004	VITACUBE SYSTEMS HOLDINGS, INC.
	By:	/s/ SANFORD D. GREENBERG Sanford D. Greenberg Chief Executive Officer

QuickLinks

  Item 5. Other Events and Regulation FD Disclosure
  Item 7. Financial Statements and Exhibits
SIGNATURE